Exhibit 5.1

January 20, 2006

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

2020 Cambourne Business Park

Cambridge CB3 6DW

United Kingdom

Ladies and Gentlemen:

We have acted as counsel for Cambridge Display Technology, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) with respect to 2,843,750 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”), which consists of 2,187,500 shares of Common Stock currently outstanding and held by the Selling Stockholders identified in the Registration Statement (the “Common Shares”) and 656,250 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants held by the Selling Stockholders (the “Warrants”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Common Shares have been validly issued and are fully paid and nonassessable and that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants and the Registration Statement, will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Common Shares or the Warrant Shares, the Registration Statement, as then amended, will be effective under the Securities Act and, if required, a Prospectus Supplement relating to the Prospectus forming a part of the Registration Statement will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Securities Act, (b) the Company will have a sufficient number of authorized but unissued shares of Common Stock under the Second Amended and Restated Certificate of Incorporation of the Company at the time of such delivery and (c) the Board of Directors of the Company shall not have rescinded or otherwise modified the authorization of the Common Shares or the Warrant Shares.

This opinion is limited to the Delaware General Corporation Law as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP